Exhibit 99.1

July 9, 2015	Greg Panagos

Vice President, Investor Relations

856-566-4005

gregory.panagos@amwater.com

Maureen Duffy

Vice President, Communications

856-309-4546

maureen.duffy@amwater.com

American Water Acquires

Keystone Clearwater Solutions

VOORHEES, N.J., July 9, 2015 – American Water Works Company, Inc. (NYSE: AWK), the largest publicly traded U.S. water and wastewater utility company, today announced that it has completed its acquisition of Keystone Clearwater Solutions (Keystone).

Keystone, headquartered in Hershey, Pa., is a water service provider offering a range of water related services to the oil and gas industry primarily in the Appalachian region of Pennsylvania, Ohio and West Virginia.

The acquisition delivers on one of American Water’s growth strategies to develop complementary businesses. Coupled with its existing activity in shale, the Keystone acquisition will enhance American Water’s ability to provide additional water services solutions to shale development companies.

For more information about the acquisition, visit American Water’s Investor Relations website at http://ir.amwater.com/.

About Keystone Clearwater Solutions

Keystone Clearwater Solutions provides customized water sourcing, transfer and hydraulic fracturing support including intake development, turnkey pipeline construction, water storage, management support and transfer services for Shale Gas operators.

Founded in 2009, Keystone Clearwater is a water management company, serving the needs of customers in the markets where its employees live and work. Keystone’s origins were established through its management team’s long-standing history and sound reputation in the environmental engineering and water management field, including water systems engineering, permitting, construction and O&M.

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About American Water

Founded in 1886, American Water is the largest and most geographically diverse publicly traded U.S. water and wastewater utility company. With headquarters in Voorhees, N.J., the company employs 6,400 dedicated professionals who provide regulated and market-based drinking water, wastewater and other related services to an estimated 15 million people in 47 states and Ontario, Canada. More information can be found at www.amwater.com.

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